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SCPIE HOLDINGS INC.

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(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS III, L.P.

STILWELL VALUE LLC

JOSEPH STILWELL

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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THE STILWELL GROUP

26 BROADWAY

23rd FLOOR

NEW YORK, NY 10004

PHONE: (212) 269-5800

FACSIMILE: (212) 269-2675

February 22, 2008

Dear Fellow Shareholder:

All the adjectives in the world won’t change the math of the proposed $28 cash offer for our Company. If you are a California doctor and received your shares in the initial stock offering in return for your membership interests in the old reciprocal, according to my calculations below, which are not tax advice, you will generally face federal and state income tax liability of $6.80 per share.* This would leave you with only $21.20 – less capital than before the board accepted the proposed $28 cash offer.

I have referred in previous letters to a competing offer for SKP from American Physicians Capital, Inc. (ACAP) — a Midwestern-based insurance company of which my investment funds are a 10% owner (as we are in SKP) and on whose board I sit. Although SKP’s board has rejected the ACAP offer, ACAP has not withdrawn its offer. You are not being asked to vote on the ACAP offer. There is no assurance that any other offer will be greater than or less than the current offer if shareholders reject the proposed $28 offer. There is no assurance that the SKP board of directors will consider the ACAP offer or any offer even if SKP shareholders vote against the $28 cash offer.

Reiterating a previous letter — which management has not disclaimed — the highest priced offer for our Company came from ACAP, a fixed-exchange share offer of 0.70 shares of ACAP for each share of SKP. (This would use an average of the trading prices leading up to the closing of the deal, but you can get an idea of the ‘spot’ value by simply multiplying the ACAP share price by 0.70. As of last night, the ‘spot’ value of the ACAP offer is $30.85.)

In addition to having a higher-priced offer, ACAP also offered a guarantee called either a ‘collar’ or a ‘floor’ to protect shareholders against a decline in ACAP's share price prior to closing. SKP management also described this aspect of the ACAP offer in rather opaque terms, yet a little detective work with the proxy materials gives us the outline of the price floor. (It would, of course, help SKP shareholders to better make an informed decision if our management clearly laid out the higher offer and their reasons for recommending the lower, $28 cash offer.)

On page 26 of SKP's proxy materials, management says that ACAP’s offer — based on a 20-day, volume-weighted average sales price — was within its fixed payment collar and equal to $28 per share. In other words, the floor price (whose parameters SKP should further explain) of the ACAP offer is $28, and SKP makes no mention of any ceiling for the offer. (If there is a ceiling, I’m sure they’ll tell us about it.)

In other words, the ACAP offer is tax-deferred; based on the ‘spot’ price it is several dollars higher; and it has a floor (which I hope SKP management will describe in fuller detail to us) of $28 to protect against market volatility. In addition, it has upside potential; ACAP’s share price has increased in each of the four years that I have been on its board.

Why would SKP management see things so differently? In fact, they call the currently higher priced, tax-advantaged, price-protected offer ‘illusory’. Well, I was on their board for ten months, and without revealing any material, non-public information, I can describe what may be motivating them to accept what I believe to be a materially inferior offer.

The beginning of the process of finding a merger partner for SKP was, I believe, tainted by an insistence on a cash offer by the Company’s CEO, Don Zuk. He stood up at one of the first meetings I attended and shouted that he only wanted a cash deal. “Cash is king” was a phrase often heard from Mr. Zuk. When it was pointed out to him that directors have a fiduciary duty to accept the highest offer, it was helpfully pointed out that additional considerations — like certainty of closing — can allow a board to accept lower offers.

Investment bankers were retained, and against what in my view is good corporate practice, the investment bankers reported to management instead of to a special committee of the board. As Warren Buffet often says, “Whose bread I eat, his song I sing.”

During the last few weeks of the bidding process, I was prevented from being involved in any negotiations. Pursuant to the Company proxy materials, as of October 11th, ACAP’s floor price offer was higher than any cash offer. No calls were made to ACAP from that point onward, nor were any calls from ACAP returned from that point onward. SKP’s chairman of the board called The Doctors Company to get them to increase their cash offer to meet ACAP’s floor price. Once The Doctors Company did so, neither SKP nor its advisors even suggested to ACAP that they no longer had the highest bid, and the SKP investment bankers recommended against even contacting ACAP to see if they would increase their floor price. “Whose bread I eat, his song I sing.”

As I evaluate the benefits to ACAP of merging with SKP, I believe it would have made, and still does make, good business sense for ACAP to raise its floor price to at least $30 per share. I support ACAP doing so if the proposed $28 cash offer is rejected. However, I am legally obliged to say that there is no guarantee that ACAP will make such an offer or that SKP will accept it.

Unfortunately, the standstill agreements that ACAP and the other bidders for SKP signed preclude ACAP from making a public offer while the proposed $28 deal is pending. The standstill—designed by SKP management and its advisors—also precludes ACAP from making a private offer to the SKP board without the board’s permission while the $28 deal is pending. Further, the standstill precludes ACAP from even contacting the SKP board to ask for permission to discuss a higher offer while the $28 cash deal is pending. I believe these terms are not in SKP shareholders’ best interests, and I urge you to vote against the proposed $28 cash offer.

There are a few further things I would like to write to you. I would like to acknowledge that I am in fact a New Yorker. I am also a hedge fund manager and have been an activist investor in twelve other small-cap financial companies — each of which have been profitable to me, my investors and to the shareholders of those companies. I have never accepted preferential terms from any company, and, in SKP’s case, I didn’t even accept the shares that each board member is given every year. In short, I am aiming to make money in an ethical manner by doing well as a shareholder in each of my activist investments. I will benefit if SKP is ‘ever sold to the Michigan company’. I believe you will benefit also.

Remember, if you are a California doctor and received your shares in the initial stock offering in return for you membership interests in the old reciprocal, according to my calculations below, which are not tax advice, you will generally face federal and state income tax liability of $6.80 per share.* This would leave you with only $21.20—less capital than before the board accepted the proposed $28 cash offer.

Sincerely, /s/ Joseph Stilwell
Joseph Stilwell

*The estimated tax liability of $6.80 for a California physician who received shares in SKP when it went public in 1997 is calculated as follows. According to SKP’s proxy statement, the receipt of cash exchanged for stock will result in a gain between the cash received and the basis (p. 3), the basis for shares received in the public offering would be zero, and this would result generally in a taxable gain of $28 per share. The federal capital gain rate of 15% yields a tax liability of $4.20; California has a marginal tax rate of 9.3% for taxable income levels above $44,819, yielding a California income tax liability of $2.60 per share. Please note that this is not tax advice. I urge you to consult your own tax advisor for advice regarding your personal tax liability.

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On February 4, 2008, the Stilwell Group (the “Group”) filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement in connection with the March 26, 2008 special meeting of stockholders of SCPIE Holdings Inc. On the record date for the meeting, February 4, 2008, there were 9,583,165 shares of common stock of SCPIE Holdings Inc. outstanding. Copies of the Group’s definitive proxy statement were mailed to stockholders beginning February 8, 2008. Investors and security holders are urged to read the Group’s definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Group with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Joseph Stilwell at 26 Broadway, 23rd Floor, New York, New York 10004, or by contacting Morrow & Co., LLC at 800-662-5200.